Exhibit 99.1

DLH Reports Second Quarter Fiscal Year 2017 Results

Atlanta, Georgia – May 10, 2017 – DLH Holdings Corp. (NASDAQ: DLHC) ("DLH" or the "Company"), a leading provider of innovative healthcare services and solutions to Federal agencies, today announced financial results for the second quarter ended March 31, 2017.

•	Revenue: $29.9 million - up 77% over the second quarter of fiscal 2016, including 7% organic growth

•	Gross margin: 21.4% - an improvement of 240 basis points year-over-year

•	Diluted earnings per share: $0.08, versus $0.03 in fiscal 2016

•	Senior debt reduced to $21.6 million from $30.0 million at initiation in May 2016

Management Discussion

“I’m pleased to say that our fiscal second quarter showed continued strength across our operations - with revenue growth both year-over-year and sequentially, as we neared $30 million in quarterly sales,” stated DLH President and Chief Executive Officer Zach Parker. “Our improving top line is testimony to our prime position on key contract vehicles, excellent customer relationships, and ongoing business development initiatives. We generated $2.2 million of operating cash this quarter and paid down $0.9 million of our senior debt, leaving the Company’s balance sheet in the best shape since our acquisition of Danya last year. We firmly believe that, given our unique role in the agencies we serve and the renewed emphasis in Washington on a strong defense and veterans’ benefits, we have many opportunities to accelerate growth and further improve bottom line performance in the quarters to come.”

Results for Three Months Ended March 31, 2017

Revenue for the second quarter of fiscal 2017 was $29.9 million, an increase of $13.0 million, or 76.6%, over the prior-year second quarter. This top line growth was primarily due to the acquisition of Danya on May 3, 2016 and the expansion of services on existing contract vehicles.

Gross profit was $6.4 million for the quarter, an increase of $3.2 million, or 98.5%, over the second quarter of fiscal 2016. As a percent of revenue, the Company's gross margin was 21.4%, an increase of 240 basis points versus the prior-year period. The higher gross margin reflects the contribution from Danya, more complex contracts, and better contract management. The Company continues to focus on internal productivity measures to control costs and improve operating results.

General and Administrative ("G&A") expenses were $4.0 million for the quarter, an increase of $1.5 million, or 59.5%, over the prior year second quarter. The year-over-year increase was principally due to the addition of Danya as well as incremental program and operational resources required to manage and grow DLH’s business. As a percent of revenue, G&A expenses were 13.5% versus 14.8% in fiscal 2016.

Income from operations rose nearly $1.2 million year-over-year to approximately $1.8 million. This reflects gross profit improvement of $3.2 million, partially offset by increased expenses of approximately $1.5 million as described above.

Income before taxes was $1.6 million for the quarter, an improvement of approximately $1.0 million over the prior-year period. The increase is attributable to contributions from Danya and improved performance on legacy programs.

DLH recorded a $0.6 million provision for tax expense during the quarter, an increase of approximately $0.4 million over the prior-year period due to higher income.

Net income for the second quarter of 2017 was approximately $1.0 million, or $0.08 per diluted share, versus $0.3 million, or $0.03 per diluted share in the prior-year period. The increase was due principally to the operating contributions from the Danya transaction, net of interest and amortization of deferred financing expenses.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) for the three months ended March 31, 2017 was approximately $2.5 million, an improvement of approximately $1.7 million over the prior-year period.

Balance Sheet

Cash as of March 31, 2017 was $3.1 million, and the Company’s senior debt was $21.6 million. Regarding cash flow, for the fiscal second quarter DLH generated $2.2 million in cash from operations.

Non-GAAP Financial Measures

The Company believes that providing Income from Operations per share will be useful to investors in comparing year over year operating results for 2017 compared to 2016. Income from Operations per share excludes the impact of other income (expense) and income tax benefits, independent of operating results. By providing this non-GAAP measure, we believe that an investor can more easily compare year over year performance.

(Amounts in Thousands)	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2017	2016	Change	2017	2016	Change
Income from operations	$1,839	$689	$1,150	$2,728	$1,071	$1,657
Other income (expense), net	(255)	(127)	(128)	(619)	(702)	83
Income before income taxes	1,584	562	1,022	2,109	369	1,740
Income tax expense (benefit), net	605	225	380	806	148	658
Net income	$979	$337	$642	$1,303	$221	$1,082

Net income per fully diluted share	$0.08	$0.03	$0.05	$0.10	$0.02	$0.08
Income tax expense (benefit), net	$0.04	$0.02	$0.02	$0.06	$0.01	$0.05
Income before taxes	$0.12	$0.05	$0.07	$0.16	$0.03	$0.13
Other income (expense), net	$0.02	$0.01	$0.01	$0.05	$0.07	$(0.02)
Income from operations per fully diluted share	$0.14	$0.06	$0.08	$0.21	$0.10	$0.11

The Company uses Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) as a supplemental non-GAAP measures of our performance. DLH defines Adjusted EBITDA as net income adjusted to exclude (i) interest and other expenses, including acquisition expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses - equity grants.

This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measures as a supplement to GAAP information, DLH believes it enhances investors’ understanding of its business and results of operations.

Reconciliation of GAAP net income to adjusted EBITDA, a non-GAAP measure:

	Three Months Ended			Six Months Ended
	March 31,			March 31,

	2017	2016	Change	2017	2016	Change
Net income	$979	$337	$642	$1,303	$221	$1,082
(i) Interest and other (income) expense (net):
(i)(a) Interest and other expense	255	—	255	619	—	619
(i)(b) Acquisition expenses	—	127	(127)	—	702	(702)
(ii) Provision (benefit) for taxes	605	225	380	806	148	658
(iii) Depreciation and amortization	554	22	532	755	42	713
(iv) G&A expenses - equity grants	64	10	54	549	342	207
Adjusted EBITDA	$2,457	$721	$1,736	$4,032	$1,455	$2,577

During the 2016 fiscal year, DLH acquired Danya International, LLC. The Company believes that it is helpful for investors to be able to evaluate the revenue performance of DLH’s underlying business excluding the impact of acquisitions. Therefore, the Company provides organic revenue growth as a non-GAAP measure to support this objective. To calculate organic revenue growth, the Company compares current year revenue, less revenue from acquisitions, to prior year revenue.

Conference Call and Webcast Details

DLH management will discuss second quarter results in a conference call beginning at 11:00 AM Eastern Time on Wednesday, May 10, 2017. Interested parties may listen to the conference call by dialing (844) 389-8659 and providing the operator with the conference ID 95680619. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing (855) 859-2056 and entering the conference ID 95680619.

About DLH

DLH (NASDAQ:DLHC) serves clients throughout the United States as a healthcare and human services provider to the Federal Government. The Company's core competencies include assessment and compliance monitoring, business process outsourcing, health IT systems integration and management, readiness and medical logistics, and pharmacy solutions. DLH has over 1,400 employees working throughout the country. For more information, visit the corporate website at www.dlhcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

COMMUNICATIONS	INVESTOR RELATIONS
Contact: Tiffany McCall	Contact: Chris Witty
Phone: 404-334-6000 x1799	Phone: 646-438-9385
Email: tiffany.mccall@dlhcorp.com	Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2017	2016	2017	2016
Revenue	$29,905	$16,934	$56,016	$33,493
Direct expenses	23,504	13,710	43,804	27,352
Gross margin	6,401	3,224	12,212	6,141
General and administrative expenses	4,008	2,513	8,729	5,028
Depreciation and amortization	554	22	755	1,098
Income from operations	1,839	689	2,728	1,071
Other income (expense), net	(255)	(127)	(619)	(702)
Income before income taxes	1,584	562	2,109	369
Income tax expense (benefit), net	605	225	806	148
Net income	$979	$337	$1,303	$221

Earnings per share - basic	$0.09	$0.04	$0.12	$0.02
Earnings per share - diluted	$0.08	$0.03	$0.10	$0.02

Weighted average common shares outstanding
Basic	11,249	9,717	11,225	9,642
Diluted	12,745	10,666	12,713	10,540

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	March 31, 2017	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$3,091	$3,427
Accounts receivable, net	8,871	6,637
Other current assets	757	542
Total current assets	12,719	10,606
Equipment and improvements, net	1,120	644
Deferred taxes, net	10,773	11,415
Goodwill and other intangible assets, net	41,997	42,304
Other long-term assets	105	105
Total assets	$66,714	$65,074
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current	$3,580	$3,560
Derivative financial instruments, at fair value	256	204
Accrued payroll	3,428	3,616
Accounts payable, accrued expenses, and other current liabilities	8,711	7,136
Total current liabilities	15,975	14,516
Total long term liabilities	17,096	18,782
Total liabilities	33,071	33,298
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,000 shares; issued and outstanding 11,252 at March 31, 2017 and 11,148 at September 30, 2016	11	11
Additional paid-in capital	82,460	81,897
Accumulated deficit	(48,828)	(50,132)
Total shareholders’ equity	33,643	31,776
Total liabilities and shareholders' equity	$66,714	$65,074